FIELDPOINT PETROLEUM CORPORATION

REPORTS FIRST QUARTER RESULTS

COMPANY EARNS $.06 PER SHARE FOR THE

THREE MONTHS ENDED MARCH 31, 2010

AUSTIN, TX – (BUSINESS WIRE) – May 12, 2010 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2010.

Ray Reaves, President and CEO of FieldPoint stated, “During this past quarter our oil and natural gas revenues increased 198% over the same period last year as a result of much higher production and oil and natural gas prices. As previously stated, during the past year we significantly improved our balance sheet and prepared the company for future growth.”

Financial Highlights for the Three Months Ended March 31, 2010 Compared to the Three Months Ended March 31, 2009:

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Total Revenues increased 189% to $1,836,695 from $634,682;

•

Net Income increased to $478,701 compared to a loss of $(79,387); and

•

Earnings per share, both basic and fully diluted, increased to $0.06 from a loss of $(0.01).

Mr. Reaves continued, “FieldPoint has a solid cash position which should continue to grow.  Once again, the results from this quarter emphasize the effect that market fluctuations have on our financial performance. While upward price movement has been positive for us so far this year, it is a constant reminder to us of the importance of continuing to build our production base. Fortunately, FieldPoint is well positioned financially to allow management to continue its commitment to develop new programs that can materially expand our production levels. To this end, we plan to continue to diligently search for acquisition and development opportunities and we anticipate some level of success in this regard during 2010.  We are very optimistic about meeting our growth objectives during the remainder of this year.”

Oil and natural gas sales revenues increased 198% or $1,199,513 to $1,806,129 for the three-month period ended March 31, 2010 from the comparable 2009 period. This was due both to higher oil and natural gas commodity prices as well as increases in sales volumes.  Sales volumes increased 58% on a BOE basis, primarily due to production from the acquisitions of properties in the Vacuum and Block Fields during 2009.  The higher sales volumes account for approximately $356,000 of the increase in revenues.  Average oil sales prices increased 109% to $76.24 for the three-month period ended March 31, 2010 compared to $36.50 for the three-month period ended March 31, 2009.  Average natural gas sales prices increased 17% to $6.27 for the three-month period ended March 31, 2010 compared to $5.35 for the three-month period ended March 31, 2009.  The higher commodity prices account for approximately $844,000 of the increase in revenues.  We anticipate volumes to remain stable in the coming quarters as additional remedial work is completed.

Lease operating expenses increased 60% or $188,291 to $500,495 for the three month period ended March 31, 2010 from the comparable 2009 period. This was primarily due to the increase in new wells acquired in 2009 and the cost associated with mature field production, with increases in workover expense and remedial repairs in 2010 as compared to 2009.   The increased

volumes account for approximately $181,000 of increase in lease operating expenses. Lifting costs per BOE increased 1% or $0.27 to $18.39 for the period. We anticipate lease operating expenses to increase over the following quarters due to the additional remedial repairs and workover expenses.

Depletion and depreciation increased 79% or $128,000 to $291,000 for the three month period ended March 31, 2010 versus $163,000 in the 2009 comparable period.  This was primarily due to new wells acquired in 2009, which increased our depletable base.

General and administrative overhead cost increased 23% or $43,962 to $232,220 for the three-month period ended March 31, 2010 from the three-month period ended March 31, 2009.  This was primarily attributable to an increase in professional services during the 2010 period.  At this time, due to the stable environment of the Company, we anticipate general and administrative expenses to remain materially constant in the coming quarters.

Other expenses, net for the quarter ended March 31, 2010, were $62,279 compared to other expenses, net of $86,607 for 2009.  The net decrease was primarily due to the unrealized losses on investments during the 2009 period that were offset by an increase in interest expense associated with our line of credit for the period ending March 31, 2010.  We had approximately $6.7 million outstanding under our line of credit at March 31, 2010, compared with $1.7 million at March 31, 2009.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

              March  31, 2010              December 31, 2009

Cash and cash equivalents        $     1,370,958

$           657,942

Total current assets

           $     2,550,183

$        1,859,395

Total assets

           $   18,614,491

$      18,184,311

Total current liabilities

           $        702,217

$           607,878

Total stockholders’ equity        $      9,034,245

$        8,675,081

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2010	2009
REVENUE:
Oil and natural gas sales	$ 1,806,129	$ 606,616
Well operational and pumping fees	17,066	17,066
Disposal fees	13,500	11,000
Total revenue	1,836,695	634,682
COSTS AND EXPENSES:
Lease operating	500,495	312,204
Depletion and depreciation	291,000	163,000
Accretion of discount on asset retirement obligations	20,000	8,000
General and administrative	232,220	188,258
Total costs and expenses	1,043,715	671,462
OPERATING INCOME (LOSS)	792,980	(36,780)
OTHER INCOME (EXPENSE):
Interest income	1,016	732
Interest expense	(63,295)	(12,743)
Unrealized loss on short-term investments	-	(74,596)
Total other expense	(62,279)	(86,607)
INCOME (LOSS) BEFORE INCOME TAXES	730,701	(123,387)
Income tax provision – current	(168,000)	-
Income tax (provision) benefit – deferred	(84,000)	44,000
Total income tax (provision) benefit	(252,000)	44,000
NET INCOME (LOSS)	$ 478,701	$ (79,387)
EARNINGS (LOSS) PER SHARE:
BASIC	$ 0.06	$ (0.01)
DILUTED	$ 0.06	$ (0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,332,130	8,546,175
DILUTED	8,332,130	8,546,175